As filed with the Securities and Exchange Commission on November 14, 2008
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0835164 (I.R.S. Employer Identification No.)

1660 Wynkoop Street, Suite 1000 Denver, CO (Address of Principal Executive Offices)	80202 (Zip Code)
ROYAL GOLD, INC. 2004 OMNIBUS LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Copy to:
Karen Gross
Vice President and Corporate Secretary
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
(303) 573-1660
(Name, address and telephone number,
including area code, of agent for service)	Paul Hilton, Esq. Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered (1)	Registered (2)	per share (3)	price (3)	fee (4)
Common Stock, par value $0.01 per share (“Common Stock”)	400,000 shares	$30.15	$12,060,000	$473.96

(1)	Includes rights to purchase Series A Junior Participating Preferred Stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock. As a result, such purchase rights do not carry a separate price or necessitate an additional registration fee.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock, which become issuable under the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on November 11, 2008, as quoted on The Nasdaq Global Select Market.

(4)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE
     On February 17, 2005, Royal Gold, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act a registration statement on Form S-8, Registration Statement No. 333-122877 (the “Prior Registration Statement”), covering the registration of 900,000 shares of its Common Stock authorized for issuance under the Registrant’s 2004 Omnibus Long-Term Incentive Plan as then in effect (the “2004 Incentive Plan”).
     On May 20, 2008, the Registrant’s Board of Directors approved an amendment to the 2004 Incentive Plan (as so amended, the “Plan”). The amendment, approved by an affirmative vote of the stockholders of the Registrant on November 5, 2008, increased the number of shares of Common Stock available for issuance under the Plan by 400,000 shares from 900,000 shares to 1,300,000 shares. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the Prior Registration Statement and registers the additional 400,000 shares of Common Stock authorized for issuance under the Plan.
PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*	The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. According to the Note to Part I of Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and all other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:
     (a) The Registrant’s Annual Report on Form 10-K/A for its fiscal year ended June 30, 2008, filed November 6, 2008;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 10, 2008;
     (c) The Registrant’s Current Reports on Form 8-K as filed August 5, 2008, September 2, 2008, September 17, 2008, September 19, 2008, September 25, 2008, October 7, 2008, October 31, 2008, November 4, 2008, November 6, 2008 and November 7, 2008 (except for portions of such reports which were deemed to be furnished and not filed);

     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3/ASR filed November 5, 2007, and any amendment or report filed with the Commission for the purpose of updating such description; and
     (e) The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A filed on September 12, 1997, as amended by the Registrant’s Registration Statement on Form 8-A/A filed September 10, 2007, and any amendment or report filed with the Commission for the purpose of updating such description.
     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Officers and Directors.
     Delaware General Corporation Law
     Under Section 145 of the Delaware General Corporation Law (the “Delaware Statute”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Statute provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Statute does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Finally, the Delaware Statute provides that a corporation has the power to purchase and maintain insurance on behalf of any person described above, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware Statute.
     Certificate of Incorporation and Bylaws
     The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”) and the Amended and Restated Bylaws, as amended (the “Bylaws”) provide for mandatory indemnification or similar rights of directors, officers, employees or agents generally to the same extent as is authorized by the Delaware Statute. Under the Bylaws, the Registrant must advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The provisions of the Certificate and Bylaws do not preclude the Registrant from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.
     The foregoing description of certain provisions of the Registrant’s Certificate and Bylaws is qualified in its entirety by the actual Certificate and Bylaws of the Registrant respectively filed as Exhibit 3.1 to the Registrant’s

Quarterly Report on Form 10-Q filed on February 8, 2008 and as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 1, 2008.
     Indemnification Agreements and Insurance
     The Registrant has entered into indemnification agreements with certain of its current officers and directors. The indemnification agreements provide such persons indemnification against, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse the Registrant for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the officer or director is entitled to indemnification, among other matters, as set forth in such agreement.
     The foregoing description of the indemnification agreements is qualified in its entirety by the Form of Indemnification Agreement with Directors and Officers of the Registrant filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on November 13, 2006, together with the Schedule of Certain Officers Parties thereto (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on September 4, 2007).
     The Registrant also maintains directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan, as amended (incorporated by reference to Appendix A of Royal Gold, Inc.’s proxy statement filed on September 23, 2008).
5.1	Opinion of Hogan & Hartson LLP with respect to the legality of the Common Stock registered hereby.
23.1	Consent of Hogan & Hartson LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Royal Gold, Inc.
24.1	Power of Attorney (included on the signature page to this registration statement).
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent not more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 14, 2008.

ROYAL GOLD, INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Bruce C. Kirchhoff and Karen Gross his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Commission, and any such attorney-in-fact may make such changes and additions to this registration statement as such attorney-in-fact may deem necessary or appropriate, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tony Jensen Tony Jensen	Director, President and Chief Executive Officer (Principal Executive Officer)	November 14, 2008
/s/ Stefan Wenger Stefan Wenger	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 14, 2008
/s/ Stanley Dempsey Stanley Dempsey	Executive Chairman	November 14, 2008
/s/ John W. Goth John W. Goth	Director	November 14, 2008
/s/ M. Craig Haase M. Craig Haase	Director	November 14, 2008
/s/ William Hayes William Hayes	Director	November 14, 2008

Signature	Title	Date
/s/ S. Oden Howell, Jr. S. Oden Howell, Jr.	Director	November 14, 2008
/s/ Merritt E. Marcus Merritt E. Marcus	Director	November 14, 2008
/s/ James W. Stuckert James W. Stuckert	Director	November 14, 2008
/s/ Donald Worth Donald Worth	Director	November 14, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan, as amended (incorporated by reference to Appendix A of Royal Gold, Inc.’s proxy statement filed on September 23, 2008).
5.1	Opinion of Hogan & Hartson LLP with respect to the legality of the Common Stock registered hereby.
23.1	Consent of Hogan & Hartson LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Royal Gold, Inc.
24.1	Power of Attorney (included on the signature page to this registration statement).